Exhibit (I)

                 Kirkpatrick & Lockhart Preston Gates Ellis LLP
                              599 Lexington Avenue
                             New York, NY 10022-6030

February 15, 2007

WisdomTree Trust
48 Wall Street, 11th Floor
New York, NY 10005

Ladies and Gentlemen:

      We have acted as counsel to WisdomTree Trust, a Delaware statutory trust ("Trust"), in connection with the filing with the Securities and Exchange Commission ("SEC") of Post-Effective Amendment No. 4 to the Trust's Registration Statement on Form N-1A (File No. 333-132380) ("Post-Effective Amendment") on February 15, 2007, registering an indefinite number of shares of beneficial interest of each of WisdomTree Communications Sector Fund, WisdomTree Financial Sector Fund, WisdomTree REIT Sector Fund, WisdomTree Utilities Sector Fund, WisdomTree Total Earnings Fund, WisdomTree Earnings 500 Fund, WisdomTree MidCap Earnings Fund, WisdomTree SmallCap Earnings Fund, WisdomTree Earnings Top 100 Fund, WisdomTree Low P/E Fund, WisdomTree Asia Emerging Markets Total Dividend Fund, WisdomTree Asia Emerging Markets High-Yielding Equity Fund, WisdomTree Emerging Markets Total Dividend Fund, WisdomTree Emerging Markets High Yielding Equity Fund, WisdomTree Emerging Markets Dividend Top 100 Fund, WisdomTree Latin America Dividend Fund, WisdomTree Australia Total Dividend Fund, WisdomTree Canada Total Dividend Fund, WisdomTree China Total Dividend Fund, WisdomTree France Total Dividend Fund, WisdomTree Germany Total Dividend Fund, WisdomTree Hong Kong Total Dividend Fund, WisdomTree India Total Dividend Fund, WisdomTree Malaysia Total Dividend Fund, WisdomTree Singapore Total Dividend Fund, WisdomTree Sweden Total Dividend Fund, WisdomTree South Africa Total Dividend Fund, WisdomTree South Korea Total Dividend Fund, WisdomTree Taiwan Total Dividend Fund, WisdomTree United Kingdom Total Dividend Fund, WisdomTree United Kingdom High-Yielding Equity Fund, and WisdomTree International Real Estate Sector Fund, each a series of the Trust ("Shares"), under the Securities Act of 1933, as amended ("1933 Act").

      You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment. For purposes of rendering that opinion, we have examined the Post-Effective Amendment, the Trust's Certificate of Trust, Declaration of Trust and By-laws, and the actions of the Trust that provide for the issuance of the Shares, and we have made such other investigations as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion; we have also relied on a certificate of an officer of the Trust. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

      Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the laws of the State of Delaware that, in our experience, generally are applicable to the issuance of shares by entities such as the Trust. We express no opinion with respect to any other laws.

      Based upon and subject to the foregoing, we are of the opinion that:

      1. The Shares to be issued pursuant to the Post-Effective Amendment have been duly authorized for issuance by the Trust; and

      2. When issued and paid for upon the terms provided in the Post-Effective Amendment, the Shares to be issued pursuant to the Post-Effective Amendment will be validly issued, fully paid, and nonassessable.

      The opinion expressed in paragraph 2 above is subject to the effect of bankruptcy, insolvency, fraudulent transfers, reorganization, receivership moratorium, and other laws affecting the rights of creditors generally and to general principles of equity (whether applied by a court of law or equity).

      This opinion is rendered solely in connection with the filing of the Post-Effective Amendment and supersedes any previous opinions of this firm in connection with the issuance of Shares. We hereby consent to the filing of this opinion with the SEC in connection with the Post-Effective Amendment and to the reference to this firm in the statement of additional information that is being filed as part of the Post-Effective Amendment. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

                             Very truly yours,


                             /s/ Kirkpatrick & Lockhart Preston Gates Ellis LLP

                             Kirkpatrick & Lockhart Preston Gates Ellis LLP